                         SUBSIDIARIES OF THE REGISTRANT


Subsidiary                    State of Incorporation     Percentage of Ownership
--------------------------------------------------------------------------------

Advanced Mammography             Delaware                         100%
  Systems, Inc.

Middlesex MRI Center, Inc.       Massachusetts                    100%

MDI Rehab, Inc.                  Massachusetts                    100%

ANMR Imaging Corp.               Massachusetts                    100%